Exhibit 10.1

EMPLOYMENT AGREEMENT

(As Amended and Restated Effective January 1, 2005)

THIS AGREEMENT is made as of the 17th day of August, 1995, between CACI International Inc, a Delaware corporation headquartered at 1100 North Glebe Road, Arlington, Virginia, and Dr. J. P. London (the “Executive”) residing at 1921 24th Street, NW, Washington, DC 20008. This Agreement amends and restates the Employment Agreement dated August 17 1995 in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of this restatement are effective as of January 1, 2005.

WITNESSETH:

WHEREAS, Executive has been employed by CACI International Inc (“the Company”) for a substantial length of time, and the services of Executive, his managerial experience, and his knowledge of the affairs of the Company are of great value tot the Company; and

WHEREAS, the Company deems it essential that it have the advantage of the services of Executive for a fixed period of time under the conditions set forth herein below;

NOW, THEREFORE, in consideration of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree in good faith as follows:

1.	Executive Position and Scope. The Company hereby employs Executive in a managerial capacity having the responsibility and authority of President and Chief Executive Officer of the Company, with powers and duties in accordance with the By-laws of the Company and customary to such position in similarly situated publicly-held companies, to be responsible for the general management of all the affairs of the Company’s worldwide operations and those of all of its subsidiaries, and Executive hereby accepts such employment. Executive’s powers and authority shall be superior to those of any other officer or employee of the Company, or any subsidiary or affiliate of the Company. During the period of such employment, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Company. Executive agrees, subject to his annual election as such, to serve as a Director of the Company or the Chairman of the Board of Directors, or both during his term of employment hereunder.

2.	Term. The initial term of this Agreement shall be for one (1) year commencing on the date set forth above. This Agreement shall automatically renew itself for an additional one (1) year term on each anniversary of the commencement date of the Agreement from year-to-year so long as the Agreement is in effect, subject to termination upon any basis listed in Paragraphs 5, 6, 7 or 9 herein.

3.	Compensation. Executive shall receive the following compensation for his services during the term of employment hereunder:

a)	During the period of Executive’s employment, the Company shall pay to Executive a salary, the amount of which shall be fixed by the Board of Directors of the Company from time to time, provided that in no event shall Executive’s salary be at a rate less than $200,000 per year. Such compensation shall be paid to Executive with the same frequency as other executives of the Company are compensated. During the period of Executive’s employment hereunder, Executive’s salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors.

b)	Executive shall be entitled to participate in any bonus plan, incentive compensation plan, deferred compensation plan, pension or profit-sharing plan, stock purchase or stock option an, savings plan, annuity or group insurance plan, medical plan, and other non-severance related benefits maintained by the Company for its executive officers.

c)	The Company shall reimburse Executive in accordance with the current expense reimbursement policies of the Company for expenses incurred by Executive in the performance of Executive’s duties hereunder, including, but not limited to, transports on, meals, accommodations, entertainment, and other expenses (including business-related charitable contributions up to an amount approved by the Compensation Committee for any given year) incurred in connection with the business of the Company. To the extent necessary to avoid characterizing any reimbursement to Executive as deferred compensation under Section 409A of the Code, and the United States Treasury regulations then in effect (“Treas. Regs.”), such reimbursements shall be submitted on or before March 1 following the close of the calendar year in which the expense was incurred by Executive and paid within two and one-half (2 1/2) months following the close of the calendar year in which the expense was incurred by Executive. Amounts which are not submitted within the required timeframe shall not be eligible for reimbursement hereunder.

4.	Business Duty and Location. During the period of employment hereunder, and except for illness, reasonable vacation periods, and reasonable leaves of absence, (vacations or leaves of absences not to be of more than thirty (30) consecutive days duration), Executive agrees to devote in good faith his full time and best efforts, during reasonable business hours, to the services which he is required to render to the Company hereunder, and agrees to travel to the extent reasonably necessary to perform such duties.

However, with the approval of the Board of Directors from time to time, Executive may serve, or continue to serve, on the board(s) of director of, and hold any other offices or positions in, companies or organizations, which, in the judgment of the Board of Directors, will benefit the Company and will not present any conflict of interest with the Company, or materially affect the performance of Executive’s duties.

The Company agrees that Executive’s principal site of employment shall be at the principal office of the Company in the Washington, D.C. metropolitan area, and that Executive shall not be arbitrarily relocated outside of the Washington, D.C.

metropolitan area. Any relocation of Executive’s principal site of employment shall be effected, if at all, only after good faith consultation and mutual agreement between the Company and Executive.

In the event that Executive shall agree to relocate his principal residence outside of the Washington, D.C. metropolitan area by reason of the relocation of the principal office of the Company, the Company shall defray all reasonable expenses incurred by Executive in relocating the personal belongings of Executive and the members of his family who reside with Executive.

5.	Disability. The Company shall have the right to terminate this Agreement in the event of Executive’s death, or in the event that Executive shall be unable, or shall fail, to perform services pursuant to this Agreement as a result of a mental or physical incapacitating disability, and such failure or incapacitating disability shall exist for any consecutive six (6) month period. Executive shall not be deemed to have been terminated for mental or physical disability unless and until there has been delivered to Executive a copy of a resolution duly adopted by a two-thirds (66 2/3%) majority vote of the entire number of the non-management directors of the Company’s Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive and/or Executive’s counsel to be heard before the Board), finding that in the good faith opinion of the Board on the basis of an opinion of a qualified physician mutually agreed upon by the Company and Executive, Executive is unable to perform the duties of his employment due to mental or physical disability and specifying the particulars thereof in detail.

6.	Cause. This Agreement may be terminated by the Company for cause. For the purposes of this Agreement “Cause” shall be defined as gross negligence, willful misconduct or fraud on the part of Executive. Executive may be terminated for Cause only in accordance with a resolution duly adopted by an absolute majority of the entire number of the non-management directors of the Company finding that, in the good faith opinion of the Board of Directors, Executive engaged in conduct justifying a termination for Cause as that term is defined above and specifying the particulars of the conduct motivating the Board’s decision to terminate Executive for Cause. Such resolution may be adopted by the Board only after the Board has provided to Executive (a) advance written notice of a meeting of the Board called for the purpose of determining Cause for termination of Executive, (b) a statement setting forth the alleged grounds for termination, and (c) an opportunity for Executive, and, if Executive so desires, Executive’s counsel to be heard before the Board.

7.	Voluntary Separation. Except as specifically provided in Paragraph 9, Executive all have the right to terminate his employment with the Company hereunder at any time by providing six (6) months advance written notice to the Board of Directors of the Company indicating Executive’s desire to retire or to resign from the Company’s employment. Except as specifically provided in Paragraph 9, in the event of Executive’s voluntary retirement or resignation, the Company shall not be obligated to pay to Executive any termination or severance payment as described in Paragraph 8 below.

8.	Termination Payment. Except in connection with a Change of Control Disposition as defined in Paragraph 9 below, if Executive’s employment or this Agreement with the Company is terminated for reason other than death, termination for Cause as defined in Paragraph b, or voluntary retirement or resignation in Paragraph 7, then the Company shall pay to Executive an amount equal to eighteen (18) months of Executive’s “Current Base Salary.” Executive’s “Current Base Salary” shall be deemed to be the highest base salary paid to Executive at any time during the thirty-six (36) months prior to termination of Executive’s employment.

9.	Change of Control and Termination Payments. For purposes of this Agreement, a “Change of Control Disposition” occurs whenever there is a change in control of the Company. A change in control of the Company shall’ be deemed to have occurred if (a) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the distribution of the common stock of the merged company immediately following the merger is proportionately the same as was the distribution of the common stock of the Company immediately before the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (b) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25 % or more of the Company’s outstanding Common Stock, or (d) any change for any reason (including without limitation any result of a tender offer, proxy contest, merger or similar transaction) in the composition of the Board of Directors of the Company resulting in a majority of the present directors of the Company (Messrs. London, Coleman, Parsow, Pfirman, Phillips, Revoile, Sacks and Toups) not constituting a majority, provided that in making such determination, directors who were nominated or elected by a majority of the present directors shall be considered as part of the present majority. The “Change of Control Disposition Date” shall be that calendar date on which a Change of Control Disposition event is consummated and legally binding upon the parties.

If, following a Change of Control Disposition of the Company, Executive’s employment is terminated within one (1) year of the Change of Control Disposition Date (a) involuntarily for any reason other than Executive’s death or Cause or (b) voluntarily by Executive for reason, then the Company shall pay to Executive an amount equal to thirty-six (36) months of Executive’s Current Base Salary, with Current Base Salary as defined in Paragraph 8 above.

10.	Payment of Other Compensation. In addition to any payment due Executive pursuant to Paragraphs 8 or 9 above, at the time of termination of Executive’s employment for any reason other than “Cause” as defined in Paragraph b above, Executive shall be paid all other compensation and benefits, including incentive compensation accrued or imputed, due to Executive on the date of termination.

11.	Timing of Payment. The Executive may elect to receive the compensation payable in accordance with paragraphs 8 or 9 in a lump sum or in equal payments at intervals no more often than semi-monthly, over a period selected by the Executive, provided that such period ends on or before on or before December 31st of the calendar year in which the termination occurs. Notwithstanding the forgoing, to the extent any amount payable pursuant to paragraph 9 is deemed to be deferred compensation subject to Section 409A of the Code or the Treas. Regs. then in effect, payment of such amount shall not be made before the date which is six (6) months after the date of the Executive’s separation from service (or if earlier the date of death of the Executive). Any payment that is delayed in accordance with the forgoing sentence shall be made on the first business day following the expiration of such six (6) month period.

12.	Confidentiality. Executive shall not disclose, publish, or use for any purpose not directly related to the performance of Executive’s duties for the Company, or permit anyone else to disclose, publish, or use any proprietary or confidential information or trade secrets of the Company at any time during or after his employment with the Company. This obligation shall continue so long as such information remains legally protectable as to persons receiving it in a confidential relationship. Executive agrees to return to the Company all proprietary material which he possesses on the date of termination of Executive’s active employment with the Company.

13.	Non-Competition. For a period of nine (9) months following termination of Executive’s employment with the Company for any reason other than death or “Cause”, and provided that the Company does not breach its obligations under this Agreement, Executive shall not (1) directly or indirectly, sell, market, or otherwise provide any client or previously identified prospective client of the Company, products or services similar to or in competition with those sold or distributed by the Company, in any geographic area in which the Company offers any such products or services, or (2) participate directly or indirectly in the hiring or soliciting for employment of any person employed by the Company.

14.	Assignment. By reason of the special and unique nature of the services hereunder, it is agreed that neither party hereto may assign any interest, rights or duties which it or he may have in this Agreement without the prior written consent of the other party, except that upon any Change of Control Disposition as defined above in Paragraph 9, this Agreement shall inure to the benefit of and be binding upon Executive and the purchasing, surviving or resulting person, company or entity in the same manner and to the same extent as though such entity were the Company.

The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or, substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to

Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure by the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle Executive to immediate payment of the severance compensation described in Paragraph 9 above.

15.	Claim Resolution. Any controversy or claim arising out of or relating to this Agreement, or its breach, or otherwise arising out of or relating to Executive’s employment (including without limitation to any claim of discrimination whether based on race, color, religion, national origin, gender, age, sexual preference, disability, status as disabled or Vietnam-era veteran, or any other legally protected status, and whether based on federal or State law, or otherwise) by the Company shall be resolved by arbitration. This arbitration shall beheld in the jurisdiction appropriate to the principal location of the Company (currently Arlington, Virginia) in accordance with the model employment arbitration procedures of the American Arbitration Association. Judgment upon award rendered by the arbitrator shall be binding upon both parties and may be entered and enforced in any court of competent jurisdiction. The above notwithstanding, nothing in this Paragraph 15 shall be deemed a waiver of any of the Executive’s or the Company’s rights or entitlements under law.

16.	Executive Estate. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees if Executive should die while any amounts are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

17.	Amendments. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party of any breach or failure to comply with any condition or provision of this Agreement by the other party at any time shall be deemed a waiver of any other breach or failure to comply with the conditions or provisions of this Agreement. No agreements or representations, oral or otherwise, expressed or implied, concerning the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

18.	Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt registered, postage prepaid, as follows:

If to the Company:

CACI International Inc.

1100 N. Glebe Road

16th Floor

Arlington, Virginia 22201

Attention: General Counsel

If to the Executive:

Dr. J. P. London

1921 24th Street, NW

Washington, D.C. 20008

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19.	Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.	Legal Fees. The Company shall pay any reasonable legal fees and expenses including those of experts and witnesses which Executive may incur in connection with any dispute or proceeding brought to interpret or enforce this Agreement.

22.	Headings. The headings of numbered Paragraphs in this Agreement have been included for convenience only and in no way define or limit the scope, content or substance of this Agreement, nor in any way affect its provisions or obligations.

23.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Company and Executive with regard to all matters herein. It supersedes and replaces any and all prior agreements written or oral between the Company and Executive concerning Executive’s employment, including the Executive’s Employment Agreement dated July 1, 1990, except that the Executive’s Agreement for Life Time Medical Benefits with the Company dated August 17, 1995, is not effected in any way hereunder, and remains in full force and effect as a separate agreement between the Executive and the Company.

24.	Compliance with Section 409A. To the extent that Section 409A of the Code applies to any election or payment required under this Agreement, such payment or election shall be made in conformance with the provisions of Section 409A of the Code and the Treas. Regs. then in effect.

25.	Initials. Each page of this Agreement shall be initialed and dated by the Executive and that official signing for and on behalf of the Company.

In witness whereof the parties have executed this Agreement first above written.

	CACI International Inc		Executive

By:	/s/	By:	/s/
Arnold D. Morse

I, Gary R. Madison, certify that I am the Deputy General Counsel of CACI International Inc; that Arnold D. Morse, who signed this Agreement for this Corporation, was then Chief Legal Counsel of this Corporation; and that this Agreement was duly signed for and on behalf of this Corporation by’ authority of its governing body and within the scope of its corporate powers.

Witness my hand and the seal of this Corporation this 13th day of November, 2006.

/s/
Gary R. Madison
Deputy General Counsel & Assistant Secretary

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